Exhibit 99.1

EV Energy Partners, L.P.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2010
(In thousands, except per unit data)

	Historical Consolidated	Pro Forma Adjustments	Pro Forma Consolidated
Revenues:
Oil, natural gas and natural gas liquids revenues	$165,738	$22,940	$188,678
Transportation and marketing–related revenues	5,780	–	5,780
Total revenues	171,518	22,940	194,458

Operating costs and expenses:
Lease operating expenses	53,736	6,808	60,544
Cost of purchased natural gas	4,353	–	4,353
Dry hole and exploration costs	417	–	417
Production taxes	7,867	1,290	9,157
Asset retirement obligations accretion expense	3,153	349	3,502
Depreciation, depletion and amortization	55,221	9,242	64,463
General and administrative expenses	23,313	–	23,313
Gain on sales of oil and natural gas properties	(40,656)	–	(40,656)
Total operating costs and expenses	107,404	17,689	125,093

Operating income	64,114	5,251	69,365

Other income (expense), net	42,222	(2,737)	39,485

Income before income taxes	106,336	2,514	108,850

Income taxes	(285)	–	(285)

Net income	$106,051	$2,514	$108,565
General partner’s interest in net income, including incentivedistribution rights	$11,938		$11,988
Limited partners’ interest in net income	$94,113		$96,577

Net income per limited partner unit:
Basic	$3.35		$3.44
Diluted	$3.34		$3.43

Weighted average limited partner units outstanding:
Basic	28,095		28,095
Diluted	28,162		28,162

See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

EV Energy Partners, L.P.
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

1.	BASIS OF PRESENTATION

EV Energy Partners, L.P. (“we,” “our” or “us”) is a publicly held limited partnership that engages in the acquisition, development and production of oil and natural gas properties. Our general partner is EV Energy GP, L.P., a Delaware limited partnership, and the general partner of our general partner is EV Management, LLC, a Delaware limited liability company.

The accompanying unaudited pro forma condensed consolidated statement of operations gives effect to the acquisition of oil and natural gas properties from Petrohawk Energy Corporation (the “Petrohawk acquisition”). We acquired these properties on September 29, 2010 for $119.9 million in cash, subject to customary closing conditions and purchase price adjustments.

 This unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of the results of operations that would have occurred had the acquisition been effected on January 1, 2010. Additionally, future results may vary significantly from the results reflected in the unaudited pro forma consolidated statement of operations due to normal production declines, changes in prices, future transactions, the exclusion of various operating expenses and other factors. This unaudited pro forma condensed consolidated statement of operations should be read in conjunction with our Annual Report on Form 10–K for the year ended December 31, 2010.

2.	UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS

The following table summarizes unaudited pro forma condensed consolidated statement of operations adjustments:

	(a)	(b)	(c)	Pro Forma Adjustments
Revenues:
Oil and natural gas revenues	$22,940	$–	$–	$22,940
Transportation and marketing–related revenues	–	–	–	–
Total revenues	22,940	–	–	22,940

Operating costs and expenses:
Lease operating expenses	6,808	–	–	6,808
Cost of purchased natural gas	–	–	–	–
Dry hole and exploration costs	–	–	–	–
Production taxes	1,290	–	–	1,290
Asset retirement obligations accretion expense	–	349	–	349
Depreciation, depletion and amortization	–	9,242	–	9,242
General and administrative expenses	–	–	–	–
Gain on sales of oil and natural gas properties	–	–	–	–
Total operating costs and expenses	8,098	9,591	–	17,689

Operating income (loss)	14,842	(9,591)	–	5,251

Other income (expense), net	–	–	(2,737)	(2,737)

Income (loss) before income taxes	14,842	(9,591)	(2,737)	2,514

Income taxes	–	–	–	–

Net income (loss)	$14,842	$(9,591)	$(2,737)	$2,514

(a)	Reflects the operating revenues and direct operating expenses of the Petrohawk acquisition for the nine months ended September 30, 2010.

(b)	Reflects incremental asset retirement obligations accretion expense and depreciation, depletion and amortization for the nine months ended September 30, 2010.

(c)	Reflects incremental interest expense for the nine months ended September 30, 2010.